BRF S.A.

A Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

As approved by the Board of Directors, the Global Corporate Statutory Structure of BRF S.A. as of 01.01.2015, with a two-year term, being allowed re-election, is as follows:

1.       Global Corporate Structure:

Global CEO	Pedro de Andrade Faria

Chief Financial and Investor Relation
Officer:	Augusto Ribeiro Júnior

Vice-Presidentes:	Flavia Moyses Faugeres Gilberto Antônio Orsato Hélio Rubens Mendes dos Santos José Roberto Pernomian Rodrigues Rodrigo Reghini Vieira

São Paulo, December 18, 2014

Augusto Ribeiro Júnior
Chief Financial and Investor Relations Officer